Exhibit 10.54

AMENDMENT ONE TO THE
DINE BRANDS GLOBAL, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2017)
WHEREAS, Dine Brands Global, Inc., a Delaware corporation (the “Company”), maintains the Dine Brands Global, Inc. Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2017 (the “Plan”) for the benefit of eligible employees;
WHEREAS, Section 12.2 of the Plan provides that each Employer, as defined in the Plan, may amend or modify the Plan at any time; and
WHEREAS, the Company desires to amend the Plan on behalf of each Employer in order to provide each Participant (as defined in the Plan) with the option to elect to receive his or her Annual Account (as defined in the Plan) pursuant to an Annual Installment Method (as defined in the Plan) of 10 years.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 12.2 of the Plan, the Plan is hereby amended, effective as of January 1, 2019, as follows:

1.	Section 6.2(a) is hereby amended in its entirety to read as follows:

(a)
In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of 10 years (or such other period of installments as set forth in the applicable Election Form, as permitted by the Company for the applicable Plan Year). If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

IN WITNESS WHEREOF, the foregoing Amendment has been duly executed this 5th day of December, 2018.
DINE BRANDS GLOBAL, INC.

/s/ Gregory R. Bever